Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES CORPORATE

AND OPERATIONS MANAGEMENT STAFF

REDUCTIONS

FOOTHILL RANCH, CA, January 28, 2009 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that the Company has implemented staff reductions affecting 41 employees. Thirty-seven positions were eliminated in the Company’s corporate office and four were eliminated in operations management outside of the corporate office.

The staff reductions are expected to result in annualized pre-tax savings of approximately $3.3 million beginning in fiscal 2009. The Company expects to incur a charge of between $200,000 and $300,000 in its fiscal 2008 fourth quarter related to elimination of these positions. Affected employees were provided with severance packages.

Ed Thomas, chief executive officer, commented: “Throughout 2008, we focused on and implemented many initiatives to ensure we operate as efficiently as possible in this increasingly difficult retail environment. In the course of these efforts, we have identified an opportunity to eliminate certain operations management and corporate positions without disrupting our business or impacting our execution capabilities. We regret the need to take these actions, and we appreciate all of the contributions made by the affected employees in their time with the Company.

“We will continue to manage our business conservatively as we begin what we expect to be a very challenging new fiscal year in the retail sector. We have a strong organization that is capable of continuing to manage through these difficult times and that is well-positioned to support our long-term growth thereafter.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of January 3, 2009, the Company operated a total of 503 stores in 47 states, the District of Columbia and Puerto Rico, including 412 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s expected fiscal 2009 pre-tax savings from today’s announced position eliminations, its estimated charge related thereto in the fiscal 2008 fourth quarter, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.